UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004

Technology Solutions Company

(Exact name of Registrant as specified in its charter)

Incorporated in the State of Delaware
Commission File Number 0–19433
Employer Identification No. 36-3584201

205 North Michigan Avenue
Suite 1500
Chicago, Illinois 60601
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 228-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Deficiency Notice from The Nasdaq Stock Market, Inc.

On October 15, 2004, Technology Solutions Company (“TSC”) received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying TSC that for the 30 consecutive trading days preceding the date of the letter, the bid price of TSC’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). The letter further notified TSC that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), TSC will be provided 180 calendar days, or until April 13, 2005, to regain compliance with the minimum bid price requirement. Compliance will be achieved if the bid price of TSC’s common stock closes at $1.00 per share or greater for a minimum of ten consecutive trading days, subject to extension in the discretion of Nasdaq, prior to April 13, 2005.

If compliance with the minimum bid price requirement is not achieved by April 13, 2005, Nasdaq will determine whether TSC meets the initial listing criteria for the Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4420, except for the bid price requirement. If TSC meets these initial listing criteria, Nasdaq will grant TSC an additional 180 calendar days within which to comply with the minimum bid price requirement. Thereafter, if TSC has not regained compliance by August 26, 2005, Nasdaq will issue a letter notifying TSC of its continued noncompliance, the pending expiration of the extended compliance period and TSC’s right to request a hearing.

If TSC does not regain compliance with the minimum bid price requirement by April 13, 2005, and is not eligible for an additional compliance period as described above, Nasdaq will provide notice that TSC’s common stock will be delisted from the Nasdaq National Market. In the event of such notification and among other alternatives available to it, TSC would have an opportunity to appeal Nasdaq’s determination or to apply to transfer its common stock to the Nasdaq SmallCap Market.

Potential Consequences of Being Delisted

Delisting likely would make TSC’s common stock more difficult to trade, reduce its trading volume and likely would further depress its market price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TECHNOLOGY SOLUTIONS COMPANY
Date: October 21, 2004	By:	/s/ SANDOR GROSZ
Sandor Grosz
Chief Financial Officer